EXHIBIT (a)(1)(xv)
Internal Post and E-mail Announcement

To:	Eligible Mellanox Employees

From:	TenderOffer@Mellanox.com

Date:	April 16, 2009

Re:	Mellanox Option Exchange Program – Reminder of Expiration of Offer to Exchange
Hello,
This is a reminder that the offer (the “Offer”) to exchange certain outstanding options expires at 9:00 p.m. PDT on April 22, 2009 (7:00 a.m. on April 23, 2009 Israel time).
To exchange your eligible options in accordance with the terms of the Offer, you must make an election to do so before this expiration time.
You may elect to exchange your eligible options through the portal web site at: http://portal.yok.mtl.com/system/misc/repricing.php.
You may also elect to exchange your eligible options by completing the paper election form.
The paper election form is also available through the portal web site at: http://portal.yok.mtl.com/system/misc/repricing.php.
Please deliver by hand or fax your paper election to Matthew Gloss, Vice President of Legal Affairs, (fax number (408) 970-3403) on or before the Offer expiration time.
Please note: If you do NOT make an election to exchange (which is not subsequently withdrawn) on or before the Offer expiration time, then your eligible options will NOT be exchanged.
In other words, doing nothing means that you are electing NOT to exchange your eligible underwater options.
The specifics of the Offer are described in the “Schedule TO—Tender Offer Statement Filed with the SEC” and the related exhibits. The “Schedule TO—Tender Offer Statement Filed with the SEC” is available through the portal web site at: http://portal.yok.mtl.com/system/misc/repricing.php, or by clicking on this hyperlink: http://idea.sec.gov/cgi-bin/browse-idea?action=getcompany&CIK=0001356104&owner=exclude &count=40.
We urge you to read the “Schedule TO—Tender Offer Statement Filed with the SEC” and the related exhibits carefully.
Thank you.